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For Immediate Release:

Mesaba Holdings, Inc. Announces the Resignation of Bryan K. Bedford as
                 President and Chief Executive Officer;

Mesaba Appoints John S. Fredericksen as Interim Chief Executive Officer

MINNEAPOLIS, June 29 /PRNewswire/ -- Mesaba Holdings, Inc. (Nasdaq: MAIR - news) announced today the resignation of its President and Chief Executive Officer, Bryan K. Bedford, effective immediately. Bedford has served as President and Chief Executive Officer of the Company since August 7, 1995. Today, the Mesaba Board of Directors appointed John S. Fredericksen, the Company's Vice President, General Counsel and Administration, as Interim Chief Executive Officer.

"On behalf of the Mesaba Board of Directors and shareholders, I want to thank Bryan for his outstanding service at Mesaba," said Carl R. Pohlad, Chairman of Mesaba. "We are fortunate to have one of the best management teams in the regional airline industry and a very strong interim CEO in John Fredericksen, who during his 7 years with Mesaba has had responsibility in every major area of the Company's operation," said Pohlad.

"We thank Bryan for the leadership and guidance he brought to Mesaba. We want to assure everyone that Northwest's commitment to Mesaba and its people remains as strong as ever," said Tim Griffin, Executive Vice President of Marketing & Distribution of Northwest Airlines. "We all wish Bryan well in his new endeavor."

"I am very proud of the many awards and accomplishments the airline and its people were able to achieve over the past four years. I am very confident that Mesaba will continue in its tradition of exemplary safety and service," said Bryan K. Bedford.

Mesaba Holdings, Inc. is the parent company of Mesaba Airlines, which operates as a Northwest Airlink affiliate out of Northwest Airlines' three hubs in Minneapolis/St. Paul, Detroit, and Memphis. The airline offers over 900 daily departures to 98 cities in 23 states and three Canadian provinces. The airline operates a fleet of 100 jet-prop and pure jet aircraft including the 34-passenger Saab 340 and 69-passenger Avro RJ85.

For more information visit the airline's website at http://www.mesaba.com